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                     August 21, 2023

       Bert Nappier
       Executive Vice President and Chief Financial Officer
       Genuine Parts Company
       2999 Wildwood Parkway
       Atlanta, GA 30339

                                                        Re: Genuine Parts
Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-05690

       Dear Bert Nappier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services